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                                                                    EXHIBIT 21.1

                      SUBSIDIARIES OF XPEDIOR INCORPORATED

            - Xpedior M Incorporated, formerly Metamor Technologies, Ltd.
              (Illinois)

            - NDC Group, Inc. (Delaware)

            - Xpedior S Incorporated, formerly Sage I.T. Partners, Inc.
              (California)

            - Xpedior V Incorporated, formerly Virtual Solutions, Inc. (Texas)

            - Xpedior W Incorporated, formerly Workgroup Productivity
              Corporation (Illinois)

            - Xpedior K Incorporated, formerly Kinderhook Systems, Inc.
              (Delaware)

            - Xpedior (Canada) Inc. (Ontario)

            - Xpedior (Australia) Pty Ltd. (Australia)

            - Xpedior (UK) Ltd. (United Kingdom)

            - Xpedior America Incorporated, formerly Metamor Consulting
              Solutions Acquisition Sub #1, Inc. (Delaware)